Exhibit 99	Contact: Frank J. Murdolo
Vice President – Investor Relation
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. REPORTS
FISCAL THIRD QUARTER 2010 EARNINGS PER SHARE OF $0.69, INCLUDING ONE-TIME CHARGES TOTALING $0.28 PER SHARE

NEW YORK, January 19, 2010 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that diluted earnings per share equaled $0.69 in the third quarter of fiscal 2010.  Reported earnings per share included two one-time charges.  The first was for a new product license fee of $75.0 million, or $0.25 per share net of tax, related to the previously announced product licensing agreement with Almirall, S.A. (Almirall) for LAS100977, an inhaled once-daily administered long-acting beta2 agonist for the treatment of both asthma and chronic obstructive pulmonary disease (COPD).  The second was for certain restructuring costs related to our Long Island packaging facility of $14.0 million, or $0.03 per share net of tax.  Reported diluted earnings per share in the third quarter of fiscal 2009 were $0.62 and included new product licensing fees of $150.0 million, or $0.41 per share net of tax, related to licensing agreements with Phenomix Corporation (Phenomix) for dutogliptin for the treatment of diabetes and Pierre Fabre Médicament (Pierre Fabre) for F2695 for the treatment of depression.

Net sales for the quarter increased 8.4% to $997.0 million, from $920.0 million in the year-ago period.  Sales of Lexapro® (escitalopram oxalate), an SSRI for the initial and maintenance treatment of major depressive disorder in adults and adolescents and generalized anxiety disorder in adults were $582.6 million, a decrease of 0.5% from the year-ago period. Namenda®, an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $282.5 million during the quarter, an increase of 17.3% from last year’s third quarter.  Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, were $47.5 million.  Bystolic was launched in January 2008, and sales in last year’s fiscal third quarter were $21.0 million.  The Company’s newest product, Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) for the management of fibromyalgia, which was launched in late April 2009, recorded sales of $15.4 million.  Contract revenue increased 6.5% to $55.8 million, principally due to Benicar® (olmesartan medoxomil) co-promotion income of $51.6 million, an increase of 9.1% compared to last year’s third quarter. Per the agreement with Daiichi Sankyo, active co-promotion of Benicar by Forest ended in the first quarter of fiscal 2009 and the Company now receives a gradually reducing residual royalty until the end of March 2014.  Interest income of $7.3 million decreased from $24.2 million reported in the year-ago period, due to lower interest rates earned on the Company’s short duration portfolio.

Cost of sales as a percentage of sales was 24.8% compared with 22.5% in last year’s third quarter due to the one-time restructuring charge of $14.0 million, or $0.03 per share net of tax. During the period, the Company commenced closing its packaging operations on Long Island resulting in a one-time charge.  Excluding the one-time charge, cost of sales as a percentage of sales would have been 23.4% for the quarter.

Selling, general and administrative expense for the current quarter was $307.0 million as compared to $290.0 million in the year-ago quarter.   The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our most recently launched product Savella.  Research and development spending for the current quarter was $233.6 million and includes the upfront license payment of $75.0 million to Almirall in connection with the licensing agreement for LAS100977.  R&D spending reported in the third quarter of the prior fiscal year totaled $279.1 million and included $150.0 million of upfront licensing payments to Phenomix and Pierre Fabre.  Excluding such payments in both periods, R&D spending for the current fiscal quarter increased 22.9%.  The current quarter also included product development milestone payments of $23.7 million compared to $5.9 million of milestones in the prior year’s quarter.

Income tax expense for the quarter was $66.2 million, reflecting a quarterly effective tax rate of 24.0%.  The higher quarterly rate was the result of the upfront fee for the product licensing agreement transaction during the quarter.  Reported net income for the quarter ended December 31, 2009 was $210.2 million or $0.69 per share compared to $188.0 million or $0.62 per share reported for last year’s third quarter.

Diluted shares outstanding at December 31, 2009 were 303,845,000, an increase of approximately 1.1 million shares compared to the year-ago period.

Nine-month Results

Revenues for the nine months ended December 31, 2009 increased 6.1% to $3.137 billion from $2.957 billion in the prior year.

Net income for the nine months ended December 31, 2009 decreased 2.3% to $659.8 million from net income of $675.0 million reported in the nine months of the prior year.  Reported diluted earnings per share decreased 1.8% to $2.17 in the current year’s nine months as compared to diluted earnings per share of $2.21 in last year’s nine months.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “We are pleased with the financial performance of the Company reported for the quarter, particularly with the growth of our newest products, Bystolic and Savella and also with our several pipeline developments in the quarter.  During the quarter we submitted a New Drug Application for ceftaroline, our novel cephalosporin for the treatment of patients suffering from complicated skin structure and skin infections (cSSSI), community acquired bacterial pneumonia (CABP) and for patients infected with methicillin-resistant Staphylococcus aureus (MRSA).  In addition we reported positive top-line clinical trial results for three important products in development.  We also broadened the depth of our product development pipeline through the addition of two new business development opportunities during the quarter.

With regard to clinical trial results we and our partner Ironwood Pharmaceuticals reported positive top-line clinical trial results for two Phase III studies of linaclotide in patients with chronic constipation (CC).  These two trials are part of a larger Phase III program investigating the effects of linaclotide treatment on patients with either CC or with irritable bowel syndrome with constipation (IBS-C).  In addition we and our partner Gedeon Richter reported positive top-line Phase II results for cariprazine for the treatment of acute exacerbation of schizophrenia in a study of 732 patients.  We have previously announced positive top-line Phase II results in patients suffering from acute mania associated with bipolar I disorder and plan to initiate Phase III trials for both indications early this year.  And earlier this month we and our partner Almirall announced positive top-line results from a new Phase III study of aclidinium in patients suffering from chronic obstructive pulmonary disease (COPD).  This is the first of three new ongoing Phase III studies investigating a higher dose and twice-daily administration of aclidinium in COPD patients.

We announced two new business development collaborations during the quarter.  The first is a collaboration that enabled us to add to our ongoing partnership with Almirall in the respiratory therapeutic area by entering into an agreement to develop, market and distribute LAS100977 in the United States.  LAS100977 is Almirall’s inhaled, once-daily administered long-acting beta2 agonist (LABA) that will be developed in combination with an undisclosed corticosteroid for the treatment of both asthma and chronic obstructive pulmonary disease.  We were also delighted to announce the expansion of our recently established relationship with AstraZeneca to collaborate with them in the anti-infective therapeutic area to help patients suffering from serious infections.  This transaction broadens our partnership beyond just ceftaroline to now include ceftaroline/NXL104, and ceftazidime/NXL104.  The transaction is expected to close in our fiscal fourth quarter following satisfaction of customary closing conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Also in the quarter we hosted our first investor meeting to review our late-stage product development pipeline with the global investment community.  This was a key event for our Company that enabled our leadership team to share their perspective in an in-depth review of our repertory of products in development.  We reviewed ten products either approved, at the FDA now, or to be submitted to the FDA in the next few years.  This group of products should be available to replace currently marketed products whose patents will expire over the next two to five years, and will most assuredly be joined by other new product opportunities.  As I have said many times before we continue to believe that we are well on our way to building a portfolio of new products that could ultimately generate levels of sales and earnings to secure long-term growth for our Company.”

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below.  This information is intended to enhance an investor's overall understanding of the Company's past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

	THREE MONTHS		NINE MONTHS
	ENDED		ENDED
	DECEMBER 31		DECEMBER 31
	2009	2008	2009	2008
Reported diluted earnings per share:	$0.69	$0.62	$2.17	$2.21
Specified items, per share, net of tax:
Termination of Azor® co-promotion				0.08
Licensing payments to Phenomix for dutogliptin and to Pierre Fabre for F2695		0.41		0.41
Licensing payment to Nycomed for Daxas			0.33
Licensing payment received from AstraZeneca for ceftaroline			(0.13)
Settlement payment to Caraco related to Lexapro			0.04
Restructuring costs	0.03		0.03
Licensing payment to Almirall for LAS100977	0.25		0.25

Adjusted Non-GAAP diluted earnings per share:	$0.97	$1.03	$2.69	$2.70

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until February 9, 2010 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International), Conference ID: 47773469.

About Forest Laboratories and Its Products

Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people’s lives.  In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS		NINE MONTHS
	ENDED DECEMBER 31		ENDED DECEMBER 31
	(In thousands, except per share amounts)
	2009	2008	2009	2008
Revenues:
Net sales	$997,002	$920,013	$2,907,958	$2,739,329
Contract revenue	55,755	52,433	154,053	153,796
Interest income	7,302	24,235	28,913	61,658
Other income	4,621	1,274	45,841	2,522
Net revenues	1,064,680	997,955	3,136,765	2,957,305

Costs and expenses:
Cost of goods sold	247,648	206,654	685,553	608,995
Selling, general and administrative	306,962	289,968	943,693	959,184
Research and development	233,609	279,051	643,814	537,520
	788,219	775,673	2,273,060	2,105,699

Income before income tax expense	276,461	222,282	863,705	851,606
Income tax expense	66,229	34,307	203,913	176,625
Net income	$210,232	$187,975	$659,792	$674,981

Net income per share:
Basic	$0.69	$0.62	$2.18	$2.21
Diluted	$0.69	$0.62	$2.17	$2.21

Weighted average number of shares outstanding:
Basic	303,348	302,163	303,097	304,813
Diluted	303,845	302,791	303,590	305,676